Randgold Resources Limited
Incorporated in Jersey, Channel Islands
Reg. No. 62686
LSE Trading Symbol: RRS
Nasdaq Trading Symbol: GOLD

RANDGOLD RESOURCES PLANS FIRST 1 000-METRE HOLE AT LOULO AS YALEA DRILLS DEEPER

London, 5 May 2005 (LSE:RRS)(NASDAQ:GOLD) - Results from the latest phase of drilling at Randgold Resources' Loulo project have confirmed the presence of a high-grade payshoot of significant size at depth at the Yalea orebody. A new round of deeper drilling, designed to establish the depth extent of the orebody, will soon start.

"We have now confirmed the continuation of mineralisation down to 780 metres below surface, making this to our knowledge the deepest mineralised intercept in
West Africa outside Ghana," said Rod Quick, mineral resource manager at Loulo.

"The deep drilling has posed a few technical challenges and we've had to upgrade our drilling techniques to control the deflection of the boreholes. However, with good cooperation from our contractors Boart Longyear we are making steady progress with the deep boreholes. Preliminary results from these deep holes have demonstrated that the Yalea structure is still open at depth and we will soon be planning our first 1 000-metre hole."

SRK, who are leading the underground development study at Loulo, are meanwhile integrating the geotechnical, geothermal and geohydrological data gathered from these boreholes and are well on track to finish the study by the end of the second quarter.

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive - Dr Mark Bristow +44 779 775 2288
Financial Director - Roger Williams +44 791 709 8939
Investor & Media Relations - Kathy du Plessis +27 11 728 4701,
Cell: +27 (0) 83 266 5847,
Email: randgoldresources@dpapr.com

Website: www.randgoldresources.com

DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at
Morila, the development of Loulo and estimates of resources, reserves and mine life. For a discussion on such risk factors, refer to the annual report on Form
20-F for the year ended 31 December 2003, which was filed with the United States
Securities and Exchange Commission (the `SEC') on 30 June 2004. Randgold
Resources assumes no obligation to update information in this release.
Cautionary Note to US Investors: The SEC permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any part of our resources will ever be converted into reserves which qualify as `proven and probable reserves' for the purposes of the SEC's industry guide number 7.